Exhibit 10.1

FEDERAL HOME LOAN BANK

OF CHICAGO

EMPLOYEE SEVERANCE PLAN

Effective as of May 1, 2007

FEDERAL HOME LOAN BANK OF CHICAGO

EMPLOYEE SEVERANCE PLAN

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FEDERAL HOME LOAN BANK OF CHICAGO

EMPLOYEE SEVERANCE PLAN

SECTION 1. PLAN NAME AND EFFECTIVE DATE

1.1 The name of the Plan is the Federal Home Loan Bank of Chicago Employee Severance Plan. The effective date of the Plan shall be May 1, 2007.

SECTION 2. PURPOSE

2.1 The purpose of the Plan is to provide severance pay to eligible Employees under the conditions set forth in this Plan. Severance payments under the Plan are designed to provide the Employee with funds while seeking other employment.

SECTION 3. DEFINITIONS

3.1 Bank shall mean the Federal Home Loan Bank of Chicago.

3.2 Board shall mean the Board of Directors (or a Committee thereof) of the Bank.

3.3 Cause shall mean: (a) a violation by the Employee of any applicable law or regulation respecting the business of the Bank; (b) the Employee having committed or being indicted for a felony or an act of dishonesty in connection with the performance of his duties as an employee of the Bank; (c) the failure of the Employee to fulfill the duties and responsibilities of his position; or (d) any other conduct or actions which would be grounds for termination under the Employee Handbook. The Employee shall be entitled to at least seven (7) days’ prior written notice of the Bank’s intention to terminate his or her employment for any Cause, specifying the grounds for such termination and the means, if any, to rectify such conduct, and seven (7) days to rectify or appeal in writing to the Board regarding the existence of such Cause.

3.4 Constructive Discharge shall mean any one of the following events: (i) the Employee is moved from the position(s) most recently held with the Bank, other than (x) as a result of the Employee’s appointment to one or more position(s) of equal or superior scope and responsibility or (y) pursuant to the mutual agreement of the Bank and the Employee; or (ii) the Employee shall fail to be vested by the Bank with the powers, authority and support services of any of such position(s); or (iii) the Bank otherwise commits a material breach of its obligations under this Plan. The Employee shall be required to notify the Bank within 90 days of the occurrence of the event or the conduct constituting the Constructive Discharge, and the Bank shall be entitled to 60 days in which to rectify such occurrence or conduct.

3.5 Employee shall mean a regular, active full-time, part-time, or Part-time Plus employee of the Bank, but excludes an employee who has a written employment agreement, severance agreement, or similar agreement with the Bank providing for severance payment(s) in the event of termination of employment.

3.6 Participant shall mean an Employee who satisfies the eligibility requirements as set forth in Section 4.1.

3.7 Pay shall mean the base or regular compensation rate as of the calendar month preceding the date of employment termination. In the case of a non-exempt Employee, “Pay” shall not include overtime compensation paid to such Employee during such month.

3.8 Payment Period shall mean, with respect to payment by the Bank of the Severance Payment pursuant to Section 5.1, the number of weeks or months of Pay a Participant is entitled to under Section 5.1. With respect to the COBRA continuation payments described in Section 5.5, Payment Period shall mean the period of time beginning with the first calendar month to begin after the Participant becomes eligible to start receiving installments of the Severance Payment and ending on the last day of the calendar month that began immediately before the last scheduled Severance Payment payment date. The Payment Period is not dependent on whether a benefit payment under Section 5 is made periodically or in a lump sum.

3.9 Plan shall mean this Federal Home Loan Bank of Chicago Employee Severance Plan as it may be amended from time to time.

3.10 Service shall mean all employment with the Bank, or any successor thereof.

3.11 Severance Payment has the meaning given to such term in Section 5.1.

SECTION 4. ELIGIBILITY

4.1 An Employee shall be eligible to receive a Severance Payment and employee benefits under the Plan, as set forth in Section 5, if:

(a) the Employee is terminated by the Bank, other than under the circumstances described in Section 5.6; and

(b) the Employee signs a general release waiving any employment-related claims against the Bank in a form provided by the Bank.

SECTION 5. SEVERANCE PAYMENT CALCULATION; PAYMENT, AND BENEFIT CONTINUATION

5.1 A Participant under the Plan shall be eligible to receive a severance payment calculated as follows (the “Severance Payment”):

Management Committee – the greater of: (a) four (4) weeks’ Pay for each completed year of Service, calculated based on the Employee’s hire date but not to exceed 104 weeks; or (b) one (1) year’s Pay.

Senior Vice President or Vice President – the greater of: (a) three (3) weeks’ Pay for each completed year of Service, calculated based on the Employee’s hire date; or (b) nine (9) months’ Pay.

Assistant Vice President – the greater of: (a) three (3) weeks’ Pay for each completed year of Service, calculated based on the Employee’s hire date; or (b) six (6) months’ Pay.

Exempt Employee or Non-Exempt Employees (non-officer) – the greater of: (a) two (2) weeks’ Pay for each completed year of Service, calculated based on the Employee’s hire date, or (b) three (3) months’ Pay.

In addition, notwithstanding the terms of any Bank incentive compensation plan, if an Employee who is eligible to receive a Severance Payment under this Plan would also be eligible to receive an incentive award under an applicable incentive compensation plan, then the Employee will be eligible to receive as an addition to the Severance Payment an amount equal to such incentive award, provided that the Employee’s employment is terminated after December 31 of the preceding year but prior to the Payment Date of the incentive awards under the terms of such incentive compensation plan in effect at the time of such Employee’s termination. Notwithstanding Section 5.3, payment to an Employee pursuant to this paragraph shall be made to the Employee in the same manner as award payments under the applicable incentive compensation plan are made to the Bank’s employees.

The Severance Payment shall not exceed two (2) times the lesser of:

(a) the Participant’s annual compensation (as defined in Internal Revenue Code of 1986, as amended (the “Code”) Regulation Section 1.415-2(d)(2)) for the calendar year preceding the calendar year in which the employment terminates; and

(b) the maximum amount of compensation under Section 401(a)(17) of the Code for the calendar year in which occurs the date of employment termination.

5.2 The Bank reserves the right to offset the payments described in Section 5.1 above against any monies the Participant owes the Bank.

5.3 Payments under the Plan shall be made during the Payment Period in accordance with the regular payroll schedule of the Bank, subject to any necessary or required benefit or tax withholding.

5.4 If a Participant dies before receiving a payment due under the Plan, such payment shall continue to be paid to the beneficiary designated by the Participant under the Bank’s defined benefit plan (Financial Institutions Retirement Fund). If no beneficiary has been designated, then such payments shall be made to the Participant’s estate.

5.5 A Participant may elect to continue group medical insurance coverage after termination of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If such an election is made, during the Payment Period the Bank shall pay the employer’s portion of the premiums for such continuation coverage and the Participant will be responsible for paying the employee’s portion of the premiums. After the end of the Payment Period, the Participant will be required to pay the full COBRA premium for such coverage until the end of the COBRA continuation period.

5.6 In the event of an involuntary termination for Cause, the voluntary termination by the Employee of his or her employment for any reason other than a Constructive Discharge, or termination of employment after the Plan terminates, the Employee will not be entitled to any compensation or benefits under this Section 5, other than regular compensation and benefits to which the Employee is entitled through the date of termination.

SECTION 6. ADMINISTRATION

6.1 The Plan is sponsored and shall be administered by the Bank. The Director of Compensation and Benefits of the Bank shall be the named fiduciary under the Plan.

6.2 The Bank may at any time delegate to a person or body, or reserve therefore, any of the fiduciary responsibilities or administrative duties with respect to the Plan. The Bank, or any such delegate, shall have the complete discretion and authority to interpret the Plan, including matters regarding eligibility and benefit entitlement.

6.3 Subject to the limitation of the provisions of the Plan, the Bank may establish such rules for the administration of the Plan as the Bank may deem desirable.

6.4 The expenses of administering the Plan, including the benefits, shall be paid by the Bank out of its general assets.

6.5 The Plan and all of its records shall be kept on a calendar year basis, beginning January 1 and ending December 31 of each calendar year.

6.6 Except as required by applicable law, benefits provided under the Plan shall not be subject to assignment or alienation, since they are primarily for the support and maintenance of the Participants. Likewise, such benefits shall not be subject to attachment by creditors of or through legal process against the Bank or any Participant.

6.7 The Bank reserves the right to change or amend the Plan in order to carry out the intent hereof by a resolution adopted by a majority of the Board. The Plan shall be reviewed annually by the Personnel & Compensation Committee of the Board. Participants will be notified of any changes, and all changes will be subject to the Plan’s provisions and applicable laws.

6.8 Nothing herein shall be construed as giving to any Employee of the Bank any right to remain in the employ of the Bank, nor shall it provide or be construed as providing any right to claim any pension or other benefit or allowance after termination of employment with the Bank.

SECTION 7. CLAIMS PROCEDURE

7.1 Employees normally do not need to take any action to receive benefits under the Plan. Employees will normally be contacted by the Bank or its delegate concerning the receipt of benefits. Employees who are not so contacted, and who believe they are entitled to benefits under the Plan, must submit a written claim to the Bank within sixty (60) days of the date of the alleged occurrence giving rise to the claim. If the Bank or any delegate believes that the claim should be denied, the Employee shall be notified in writing of the denial of the claim within ninety (90) days after the Bank’s receipt of the claim. Such notice shall (a) set forth the specific reason or reasons for the denial, making reference to the pertinent provisions of the Plan on which the denial is based; (b) describe any additional material or information that should be received before the claim may be acted upon favorably and explain the reason why such material or information, if any, is needed; (c) inform the Employee of his or her right pursuant to this section to request review of the decision by the Bank; and (d) explain the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. An Employee who believes that he or she has submitted all available and relevant information may appeal the denial of a claim to the Bank by submitting a written request for review within sixty (60) days after the date on which such denial is received. Such period may be extended by the Bank for good cause shown. During this period, the Employee making the request for review may examine the Plan documents, records and other information relevant to the Employee’s claim for benefits. The Bank shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Bank for up to an additional sixty (60) days in special circumstances. The Bank’s decision shall be in writing, shall include specific reasons for the decision, shall refer to pertinent provisions of the Plan on which the decision is based, and shall be conclusive and binding on all persons.

SECTION 8. GENERAL INFORMATION

8.1 The Plan administrative contact and agent for service of process is the Bank’s Director of Compensation and Benefits, who can be contacted at:

Federal Home Loan Bank of Chicago

111 East Wacker Drive

Chicago, IL 60601

(312) 565-5700

8.2 The Bank Employer Identification Number is 36-6001019 and the Plan number is 510.

SECTION 9. ERISA RIGHTS STATEMENT

9.1 As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that you are entitled to:

•	Examine, without charge at the office of the Plan administrator, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports;

•

Obtain copies of the Plan document and other documents governing the operation of the Plan upon written request to the Plan administrator. The administrator may make a reasonable charge for the copies.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other participants.

No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan administrator and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Plan administrator to provide the materials and pay up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator.

If you have a claim for a benefit which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s assets, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a suit in federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have questions about the Plan, you should contact the Plan administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 10. GOVERNING LAW

10.1 The Plan and the rights of the parties hereunder shall be governed by and interpreted in accordance with federal law, and, to the extent applicable, the laws of the State of Illinois. The invalidity or unenforceability of any provision or any part of any provision, hereof shall in no way effect the validity or enforceability of any other provision or part hereof.

APPROVED BY THE BOARD OF

DIRECTORS THIS 24TH DAY OF

APRIL, 2007

By:	/s/ Peter E. Gutzmer
Its Corporate Secretary